EXHIBIT 16.2

September 12, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Dolce Ventures, Inc.
Commission File No. 000-51364

We have read the statements that we understand Dolce Ventures, Inc. will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report. Respectfully submitted,


/s/ Robison, Hill & Co.
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Robison, Hill & Co.